As filed with the Securities and Exchange Commission on May 17, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AVON PRODUCTS, INC.
(Exact Name of Registrant as specified in its charter)

New York	13-0544597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building 6, Chiswick Park
London W4 5HR
United Kingdom
(Address including zip code of Principal Executive Offices)

Avon Products, Inc. 2016 Omnibus Incentive Plan (Amended and Restated Effective May 16, 2019)
(Full title of the plan)

Ginny Edwards, Esq.
Group Vice President, Interim General Counsel and Corporate Secretary
1 Avon Place
Suffern, NY 10901
(845) 369-2000

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Kevin C. Smith, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193
(212) 294-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.25 per share (“common stock”)	5,000,000 shares(3)	$3.06	$15,300,000	$1,854.36

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “1933 Act”), based upon the average of the high and low prices of the common stock as quoted on the New York Stock Exchange on May 10, 2019.

(3)
Consists of 5,000,000 additional shares approved under the Avon Products, Inc. 2016 Omnibus Incentive Plan (Amended and Restated Effective May 16, 2019) authorized by the Registrant’s shareholders on May 16, 2019.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed in order to register an additional 5,000,000 shares of the common stock, par value $0.25 per share, of Avon Products, Inc. (the “Company”), that may be awarded under the Avon Products, Inc. 2016 Omnibus Incentive Plan (Amended and Restated Effective May 16, 2019), which are securities of the same class and relate to the same employee benefit plan as those shares registered on the Company’s Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2016 (Registration No. 333-211651), which is hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act, and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference:

(1)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 21, 2019 (including, for the avoidance of doubt, information specifically incorporated by reference in the Company’s Form 10-K from the Company’s Definitive Proxy Statement for its 2019 Annual Meeting of Shareholders, filed with the Commission on April 2, 2019).

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

(3)
The Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 and Item 7.01 thereof) filed with the Commission on January 8, 2019, January 9, 2019, January 30, 2019, February 14, 2019, February 22, 2019, March 4, 2019, March 19, 2019, April 2, 2019, April 25, 2019, May 1, 2019 and May 17, 2019.

(4)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2018.

(5)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, dated March 18, 1998, as amended.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Notwithstanding the foregoing, the Company is not incorporating any document or other information furnished and not filed in accordance with Commission rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5.  Interest of Named Experts and Counsel.

Ginny Edwards, Esq., Vice President, Interim General Counsel & Corporate Secretary, has given her opinion about certain legal matters affecting the shares of the Company’s common stock registered under this Registration Statement.  Ms. Edwards is eligible to participate in the Avon Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan and owns, or has the right to acquire, a number of shares of the Company’s common stock which represents less than 1% of the total outstanding common stock of the Company.

ITEM 8.  Exhibits.

4.1
Restated Certificate of Incorporation of Avon Products, Inc., filed with the Secretary of State of the State of New York on March 18, 2019 (incorporated by reference to Exhibit 3.1 to Avon’s Current Report on Form 8-K filed on March 19, 2019).

4.2	By-Laws of Avon Products, Inc., effective May 16, 2019 (incorporated by reference to Exhibit 3.1 to Avon’s Current Report on Form 8-K filed on May 17, 2019).

4.3
Avon Products, Inc. 2016 Omnibus Incentive Plan (Amended and Restated Effective May 16, 2019) (incorporated by reference to Appendix B to the Company’s Proxy Statement on Schedule 14A as filed on April 2, 2019).

5.1	Opinion of Ginny Edwards, Esq.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (UK).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (US).

23.3	Consent of Ginny Edwards, Esq. (included in Exhibit 5).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suffern, State of New York, on the 17th day of May, 2019.

AVON PRODUCTS, INC.

By:	/s/ Ginny Edwards
Name: Ginny Edwards
Title: Vice President, Interim General Counsel
and Corporate Secretary

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant does hereby constitute and appoint Ginny Edwards and Meridith Krell, and each of them, his or her true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in the undersigned’s name and on the undersigned’s behalf in the undersigned’s capacity as director and/or officer and to execute any and all instruments for the undersigned and in the undersigned’s name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for the undersigned in the undersigned’s name in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm any and all acts that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jan Zijderveld	Chief Executive Officer and Director	May 17, 2019
JAN ZIJDERVELD	(Principal Executive Officer)

/s/ Gustavo Arnal	Executive Vice President and Chief Financial Officer	May 17, 2019
GUSTAVO ARNAL	(Principal Financial Officer)

/s/ Laura Barbrook	Vice President and Corporate Controller	May 17, 2019
LAURA BARBROOK	(Principal Accounting Officer)

/s/ Jose Armario	Director	May 17, 2019
JOSE ARMARIO

/s/ W. Don Cornwell	Director	May 17, 2019
W. DON CORNWELL

/s/ Chan W. Galbato	Director	May 17, 2019
CHAN W. GALBATO
/s/ Nancy Killefer	Director	May 17, 2019
NANCY KILLEFER
/s/ Susan J. Kropf	Director	May 17, 2019
SUSAN J. KROPF
/s/ Helen McCluskey	Director	May 17, 2019
HELEN MCCLUSKEY
/s/ Andrew G. McMaster, Jr.	Director	May 17, 2019
ANDREW G. MCMASTER, JR.

Signature	Title	Date

/s/ James A. Mitarotonda	Director	May 17, 2019
JAMES A. MITAROTONDA

/s/ Michael F. Sanford	Director	May 17, 2019
MICHAEL F. SANFORD

/s/ Lenard B. Tessler	Director	May 17, 2019
LENARD B. TESSLER